Filed pursuant to Rule 424(b)(3)
Registration No. 333-112906
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 6, 2004)

Valeant Pharmaceuticals International

$240,000,000 3.0% Convertible Subordinated Notes due 2010

$240,000,000 4.0% Convertible Subordinated Notes due 2013
and
the Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement relates to the resale by various selling securityholders of $240,000,000 aggregate principal amount of our 3.0% convertible subordinated notes due 2010, $240,000,000 aggregate principal amount of our 4.0% convertible subordinated notes due 2013 and shares of our common stock into which the notes are convertible. This prospectus supplement may only be delivered or used in connection with our prospectus dated August 6, 2004. Our common stock is quoted on the New York Stock Exchange under the symbol “VRX.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 16, 2004.

     The information appearing in the following table supplements or supersedes in part the information in the table under the heading “Selling Securityholders” in our prospectus and was provided by or on behalf of the selling securityholders.

	Principal Amount
	of Notes	Principal Amount	Number of Shares	Percentage
	Beneficially	of Notes Offered	of Common Stock	of Common
	Owned Prior to	by This	That May Be	Stock
Name of Selling Securityholder(1)	This Offering	Prospectus	Sold(2)	Outstanding

3.0% convertible subordinated notes due 2010 (CUSIP No. 91911XAA2)
Drake Offshore Master Fund, Ltd	10,000,000	10,000,000	316,336	*
F.M. Kirby Foundation, Inc.	935,000	935,000	29,577	*
International Truck & Engine Corporation Retiree Health Benefit Trust	275,000	275,000	8,699	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	405,000	405,000	12,811	*
LDG Limited	178,000	178,000	5,630	*
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	9,000	9,000	284	*
Partners Group Alternative Strategies PCC Ltd.	400,000	400,000	12,653	*
Sphinx Fund c/o TQA Investors, LLC	201,000	201,000	6,358	*
Sturgeon Limited	450,000	450,000	14,235	*
TQA Master Fund Ltd.	1,617,000	1,617,000	51,151	*
TQA Master Plus Fund Ltd.	2,608,000	2,608,000	82,500	*
Travelers Indemnity Company – Commercial Lines	780,000	780,000	24,674	*
Travelers Indemnity Company – Personal Lines	515,000	515,000	16,291	*
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	568,000	568,000	17,967	*
Zurich Institutional Benchmarks Master Fund
Ltd. c/o TQA Investors, LLC	319,000	319,000	10,091	*
All other holders of 3.0% convertible subordinated notes due 2010 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$63,464,000	$63,464,000	2,007,594	2.33%

4.0% convertible subordinated notes due 2013 (CUSIP No. 91911XAC8)
CSS, LLC	2,000,000	2,000,000	63,267	*
Sturgeon Limited	390,000	390,000	12,337	*
All other holders of 4.0% convertible subordinated notes due 2013 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$106,723,000	$106,723,000	3,376,032	3.86

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to our prospectus dated August 6, 2004, if and when required.

(2)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion rate of 31.6336 shares for each $1,000 principal amount of notes and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.” As a result, the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under “Description of the Notes — Conversion of Notes,” the notes are convertible only in specified circumstances.

(3)	Information concerning other selling securityholders will be set forth in amendments or supplements to our prospectus dated August 16, 2004, if required.